Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 15, 2024

Westrock Coffee Company
4009 N. Rodney Parham Road

3rd Floor

Little Rock, AR 72212

Ladies and Gentlemen:

We have acted as special counsel to Westrock Coffee Company, a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (File No. 333-274827) (the “Registration Statement”), including the first prospectus contained therein (the “Prospectus”), and (ii) a Prospectus Supplement (the “Prospectus Supplement”), dated March 15, 2024, relating to the issuance and sale over time and from time to time of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) in an amount not to exceed 5,000,000 (five million) shares of the Common Stock.

The Shares may be issued and sold by the Company under the terms of that Equity Distribution Agreement, dated March 15, 2024, among the Company, Wells Fargo Securities, LLC and Truist Securities, Inc. (the “Equity Distribution Agreement”). In connection with the foregoing, you have requested our opinion with respect to the following matters.

In rendering the opinion set forth below, we have examined and relied upon the Registration Statement, the Prospectus, the Prospectus Supplement and the Equity Distribution Agreement. We have also examined and relied upon the originals, or duplicates or certified or conformed copies, of other corporate records, agreements, documents and other instruments, including the certificate of incorporation of the Company, as amended, as in effect as of the date hereof, and the bylaws of the Company, as amended, as in effect as of the date hereof and copies of certain resolutions of the Board of Directors of the Company (the “Board”) and the Audit and Finance Committee of the Board relating to the registration, issuance and sale of the Shares, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity and competency of all individuals executing any of the foregoing documents.

Westrock Coffee Company

March 15, 2024

In rendering the opinion set forth below, we have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents we have examined or reviewed, we are of the opinion that the Shares, when issued, sold, paid for and delivered in accordance with the Equity Distribution Agreement, the Prospectus and the Prospectus Supplement, will be duly authorized, validly issued and fully paid and non-assessable.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Shares. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz